                                                                   EXHIBIT 10.34


                              EMPLOYMENT AGREEMENT


      This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of May 13th, 1996, by and between CombiChem, Inc., a California corporation ("Employer") and Lee R. MCCracken ("Employee").

      NOW, THEREFORE, the parties agree as follows:

      1. Employment. Employer hereby engages Employee, and Employee hereby accepts such engagement, upon the terms and conditions set forth herein.

      2. Duties. During the term of this Agreement, Employee shall be employed as the Employer's Vice President, Business Development reporting to Employer's Chief Executive Officer. Employee shall faithfully and diligently perform the duties customarily performed by persons in the position or positions for which Employee is engaged together with such other reasonable and appropriate duties as Employer shall designate from time to time. Employee shall devote Employee's full business time and effort to the rendition of such services and to the performance of such duties. As a full-time employee of Employer, Employee shall not be entitled to provide consulting services or other businesses or scientific services to any other party, without the prior written consent of Employer.

      3.    Compensation.

            3.1 Base Salary. During the term of this Agreement, as compensation for the proper and satisfactory performance of all duties to be performed by Employee hereunder, Employer shall pay to Employee an annual salary of One Hundred and Forty-Five Thousand Dollars ($145,000) payable in accordance with Employee's standard payroll practices, less required deductions for state and federal withholding tax, Social Security and all other employee taxes and payroll deductions. Employee's base salary shall be reviewed annually by the Compensation Committee and any increase or decrease in Employee's base salary will be based on recommendations from the President and Chief Executive Officer.

            3.2 Signing Bonus. In order to induce Employee to enter into this Agreement, Employer shall pay to Employee a signing bonus in the amount of Ten Thousand Dollars ($10,000), payable on or before May 31, 1996, less required deductions for state and federal withholding tax, Social Security and all other employee taxes and payroll deductions.

            3.3 Annual Bonus. At the beginning of each fiscal year, Employer and Employee shall reach mutually agreed upon objectives for Employee for its upcoming fiscal year which shall be set forth in writing and approved by the Board. At the end of each such fiscal year, the Board shall determine, in its reasonable discretion, the size and amount of Employee's performance bonus, if any, up to a maximum of twenty percent (20%) of

Employee's base salary during the prior fiscal year (the "Annual Performance Bonus"). The Annual Performance Bonus shall be paid to Employee within sixty
(60) days following Employer's fiscal year end. The first Annual Performance Bonus shall be (i) based on Employee's 1996 fiscal year achievements; (ii) paid to Employee by March 1, 1997; and (iii) pro-rated in accordance with the months for which Employee is engaged by Employer; provided that employee's employment has continued through the end of 1996.

      4.    Term of Employment.

            4.1 Period of Employment. The Employee's period of employment by Employer pursuant to this Agreement shall commence on May 13, 1996 ("Commencement Date") and end upon the date the employment relationship is terminated pursuant to Sections 4.2 or 4.3 hereunder (the "Period of Employment").

            4.2 Termination at Will. Although Employer and Employee anticipate a long and mutually rewarding employment relationship, either party may terminate this Agreement, without cause, upon fourteen (14) days prior written notice delivered to the other party. It is expressly understood and agreed that the employment relationship is "at will" without any agreement for employment for any specified term, and without any agreement for employment for so long as Employee performs satisfactorily, subject to Employers obligations in the following paragraph.

            In the event that Employee's employment ceases pursuant to this Section of this Agreement, Employer shall continue to pay Employee his monthly salary then in effect and Employee shall be entitled to the benefits contained in Section 5 of this Agreement, in both cases, for a period of nine (9) months following such cessation of employment.

               4.3 Termination for Cause. Employer may immediately terminate this employment relationship "for cause" upon written notice to Employee. For the purposes herein, "for cause" shall be limited to the following: (i) Employee's willful misconduct concerning any material responsibility reasonably assigned to Employee; (ii) without obtaining the prior consent of the CEO and/or the Board, Employee's active and intentional performance of services for any other corporation or person which competes with Employer or its subsidiaries while Employee is employed by Employer or its subsidiaries; (iii) the Board and/or CEO reasonably determines that Employee has stolen or embezzled either funds or property of Employer; (iv) Employee's conviction by a court of competent jurisdiction of a felony (other than a traffic or moving violation) involving moral turpitude or dishonesty; (v) Employee's intentional or grossly negligent conduct or violation of law which results in either an improper personal benefit to Employee or a material injury to Employer; or (vi) the death or total disability of Employee. For the purposes of this agreement, total disability shall mean any physical or mental illness or disability which continues for a period of 180 consecutive days and which any time after such 180 day period the President & CEO shall


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
determine renders Employee incapable of performing managerial and executive services required by this agreement. Such determination shall be made by the President & CEO after consultation by a licensed physician.

            4.4   Obligations Upon Termination.

                  4.4.1 Survival of Obligations. The parties' obligations under
Section 4.2, 4.4.2, 6, 7, 9.7 and 9.8, shall survive the termination of this Agreement.

                  4.4.2 Return of Materials at Termination. Upon termination of the Period of Employment, the Employee will promptly deliver to Employer all materials, property, documents, data and other information belonging to Employer or containing Employer's Trade Secrets or other Protected Information (each as defined herein). The Employee shall not take any materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to Employer or containing any Trade Secrets or other Protected Information of Employer.

                  4.4.3 Resignation. Upon termination of the Period of Employment, the Employee shall be deemed to have resigned from any and all offices then held with the Employer.

      5.    Benefits

            5.1 Health Insurance, Vacation and Sick Leave. Employee shall be entitled to Employer's standard benefits package for its executive employees including, but not limited to, family health care insurance, key-person life insurance in an amount equal to twice the amount of Employee's base salary, officer and director liability insurance (when obtained for Employer's other officers), long-term disability (when obtained for Employer's other officers), vacation and sick leave (the "Fringe Benefits"). Employer reserves the right to change such benefits from time to time.

            5.2 Accumulation. Employee shall not earn and accumulate unused vacation and sick leave, or other Fringe Benefits, in excess of an unused amount equal to the amount earned for one year. Furthermore, Employee shall not be entitled to receive payments in lieu of said Fringe Benefits, other than for unused vacation earned and accumulated at the time the employment relationship terminates. All unused sick leave and other Fringe Benefits earned during the preceding twelve (12) month period ending on each anniversary of the date of this Agreement shall be forfeited if not used within ninety (90) days following such anniversary date. Notwithstanding the forgoing, if Employer adopts a more favorable accumulation policy for its executives, Employee shall be entitled to the benefits of such more favorable accumulation policy.


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            5.3   Personal Leave. Employee shall accrue fifteen (15) days of personal leave during each year of his employment. Upon accrual of fifteen (15) days of unused personal leave, no additional personal leave time will accrue until Employee has used some of his accrued personal leave time and has reduced the amount of accrued time below fifteen (15) days. Once Employee has taken personal leave and his accrued personal leave time has dropped below fifteen
(15) days, Employee shall begin to accrue personal leave time again (at the rate of fifteen (15) days per year), up to the maximum of fifteen (15) days. Notwithstanding the foregoing, if Employer adopts a more favorable personal leave policy for its executives, Employee shall be entitled to the benefits of such more favorable personal leave policy.

            5.4 Transitional Expenses. From the Commencement Date through the earlier of (a) the one year anniversary of the Commencement Date or as extended with prior approval of the President & CEO or (b) the date Employee relocates Employee's principal residence to San Diego County or the Southern Orange County area, Employer shall reimburse Employee for the first One Thousand Two Hundred Dollars ($1,200) ("Monthly Transitional Budget") reasonably incurred by Employee in establishing a secondary residence in San Diego County in any given month. In any given month that the Monthly Transitional Budget is not fully expended, the unused portion may be carried over to a following month with the prior approval of the President & CEO. The Employee hereby acknowledges that the Radisson Hotel is Employer's preferred choice for lodging for two nights per week at a current negotiated rate of Seventy-Five Dollars ($75.00) per night. Any allowance paid pursuant to this Section 5.4 shall be "grossed up" to cover Employee's local, state and federal income tax liability at Employee's then current marginal tax rate if deemed necessary by Employer's accountants. The tax gross-up payment(s) shall initially be calculated at an assumed effective marginal rate of forty percent (40%) and paid to Employee no later than (i) April 15 of the calendar year following any year Employee has expenses reimbursed pursuant to this Section; and (ii) any date Employee is required to make increased quarterly estimated payments due to Employee's receipt of the allowance payments pursuant to this Section. Once Employee has finalized Employee's federal and state income tax returns, Employee's effective marginal rate shall be calculated and any shortfall or overpayment will be corrected.

            5.5 Relocation Expenses. Employer shall reimburse Employee the following expenses: (a) selling expenses related to sale of Employee's current residence in Long Beach, California, including realtor commissions and closing expenses typically paid by sellers; (b) reasonable relocation/moving expenses incurred in the move to San Diego County or Southern Orange County; and (c) a tax gross-up payment calculated at an assumed effective marginal rate of forty percent (40%) to cover Employee's income tax liability for expenses reimbursed pursuant to subsections (a) and (b) of this Section. Expenses related to subsections (a) and (b) shall be reimbursed within thirty (30) days after Employee submits adequate verification of incurred expenses. The tax gross-up bonus related to subsection (c)


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shall be paid to Employee no later than (i) April 15 of the calendar year following any year Employee has expenses reimbursed pursuant to this Section; and (ii) any date Employee is required to make increased quarterly estimated payments due to Employee's receipt of reimbursed expenses pursuant to subsections (a) or (b) of this Section. Once Employee has finalized Employee's federal and state income tax returns, Employee's effective marginal rate shall be calculated and any shortfall or overpayment will be corrected. Employer estimates that its obligations pursuant to this Section 5.5 prior to the tax gross-up bonus related to (c) shall be approximately Fifty Thousand Dollars ($50,000). Notwithstanding the foregoing, in the event that Employee is not employed by Employer for a period of time lasting at least twelve (12) months following the date on which Employee moves to San Diego County or Southern Orange County, excluding change of control, Employee shall upon termination of employment (whether for cause or otherwise) reimburse Employer, over a 24-month period, for any and all amounts paid to Employee pursuant to this Section 5.5.

      6.    Inventions, Trade Secrets and Confidentiality.

            6.1   Definitions.

                  6.1.1 Invention Defined. As used herein "Invention" means inventions, discoveries, concepts and ideas, whether patentable or copyrightable or not, including, but not limited to, processes, methods, formulas, techniques, devices, designs, programs (including computer programs), computer graphics, apparatus, products as well as improvements thereof or know-how related thereto, relating to any present or anticipated business or activities of Employer.

                  6.1.2 Trade Secrets Defined. As used herein "Trade Secret" means, without limitation, any document or information relating to Employer's products, processes or services, including documents and information relating to Inventions, and to the research, development, engineering or manufacture of Inventions, and to Employer's purchasing, customer or supplier lists and pricing policies, which documents or information have been disclosed to Employee or known to Employee as a consequence of or through Employee's employment by Employer (including documents, information or Inventions conceived, originated, discovered or developed by Employee), which is not generally known in the relevant trade or industry.

                  6.1.3 Protected Information. As used in this Agreement, the term "Protected Information" shall mean, without limitation, all trade secrets, confidential or proprietary information, and all other knowledge, data, know-how, processes, information, document or materials, owned, developed or possessed by Employer, whether in tangible or intangible form, the confidentiality of which Employer takes reasonable measures to protect, and which pertains in any manner to subjects which include, but are not limited to, Employer's research operations, customers, identities of individual contacts at business entities


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which are customers or prospective customers, preferences, businesses or habits, business relationships, engineering data or results, specifications, concepts, methods, processes, rates or schedules, customer or vendor information, products (including, but not limited to, prices, costs, sales or content), financial information or measures, business methods, future business plans, databases, computer programs, designs, models, operating procedures and knowledge of the organization.

            6.2   Inventions.

                  6.2.1 Disclosure. Employee shall disclose promptly to Employer each Invention, whether or not reduced to practice, which is conceived or learned by Employee (either alone or jointly with others) during the Period of Employment. Employee shall disclose in confidence to Employer all patent applications filed by or on behalf of Employee during the Period of Employment and for a period of one (1) year thereafter. Any disclosure of any Invention, or any patent application, made within one (1) year after termination of employment shall be presumed to relate to an Invention made during Employee's Period of Employment, unless Employee clearly proves otherwise.

                  6.2.2 Employer Property; Assignment. Except as otherwise provided in Section 6.2.3, Employee acknowledges and agrees that all Inventions which are discovered, conceived, developed, made, produced or prepared by Employee (alone or in conjunction with others) during the Period of Employment shall be the sole property of Employer. Said property rights of Employer include without limitation all domestic and foreign patent rights, rights of registration or other protection under the patent and copyright laws, and all other rights pertaining to the Inventions. Employee further agrees that all services, products and Inventions that directly or indirectly result from engagement with Employer shall be deemed "works for hire" as that term is defined in Title 17 of the United States Code and accordingly all rights associated therewith shall vest in Employer. Notwithstanding the foregoing, Employee hereby assigns to Employer all of Employee's right, title and interest in any such services, products and Inventions, in the event any such services, products and Inventions shall be determined not to constitute "works for hire."

                  6.2.3 Exclusion Notice. The assignment by Employee of Inventions under this Agreement does not apply to any Inventions which are owned or controlled by Employee prior to the commencement of employment of Employee by Employer (all of which are set forth on Exhibit "A" attached hereto). Additionally, Employee is not required to assign an idea or invention where the idea or invention meets all of the following criteria, namely if the invention or idea: (i) was created or conceived without the use of any of Employer's equipment, supplies, facilities or trade secret information, and (ii) was developed entirely on Employee's own time, and (iii) does not relate to the business of Employer, and (iv) does not relate to Employer's actual or demonstrably anticipated research or development, and (v) does not result from any work performed by Employee for Employer. Employee has


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reviewed the notification in this Section 6.2.3 and in Exhibit "B" ("Limited
Exclusion Notification") and agrees that Employee's signature on the Limited Exclusion Notification acknowledges receipt of the notification.

                  6.2.4 Patents and Copyrights; Attorney-in-Fact. Both before and after termination of this Agreement (and with reasonable compensation paid by Employer to Employee after termination), Employee agrees to assist the Employer to apply for, obtain and enforce patent and/or copyright protection and registration of, the Inventions described in Section 6.2.2 in any and all countries. To that end, Employee shall (at Employer's request), without limitation, testify in any proceeding, and execute any documents and assignments determined to be necessary or convenient for use in applying for, obtaining, registering and enforcing patent or copyright protection involving any of the Inventions. Employee hereby irrevocably appoints Employer, and its duly authorized officers and agents, as Employee's agent and attorney-in-fact to act for and on behalf of Employee in filing all patent applications, applications for copyright protection and registration, amendments, renewals and all other appropriate documents in any way related to the Inventions described in Section 6.2.2.

            6.3   Trade Secrets.

                  6.3.1 Acknowledgment of Proprietary Interest. Employee recognizes the proprietary interest of Employer in any Trade Secrets of Employer. Employee acknowledges and agrees that any and all Trade Secrets of Employer, whether developed by Employee alone or in conjunction with others or otherwise, shall be and are the property of Employer.

                  6.3.2 Covenant Not to Divulge Trade Secrets. Employee acknowledges and agrees that Employer is entitled to prevent the disclosure of Employer's Trade Secrets or Protected Information. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the Period of Employment by Employer and thereafter to hold in strictest confidence, and not to use, disclose or allow to be disclosed to any person, form or corporation, Employer's Trade Secrets or Protected Information, including Trade Secrets developed by Employee, other than disclosures, with Employer's express prior written consent, to persons who have entered into confidentiality agreements with Employer.

                  6.3.3 Confidential Information of Others. Employee represents and warrants that if Employee has any confidential information belonging to others, Employee will not use or disclose to Employer any such information or documents. Employee represents that his employment with Employer will not require him to violate any obligation to or confidence with any other party.


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
            6.4 No Adverse Use. Employee will not at any time during the Period of Employment or thereafter use Employer's Trade Secrets, Protected Information or Inventions in any manner which may directly or indirectly have an adverse effect upon Employer's business, nor will Employee perform any acts which would tend to reduce Employer's proprietary value in Employer's Trade Secrets, Protected Information or Inventions.

            6.5 Remedies Upon Breach. In the event of any breach by Employee of the provisions in this Section 6, Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enjoin Employee from violating any of the terms of this Section 6, to enforce the specific performance by Employee of any of the terms of this Section 6, and to obtain damages, or any of them, but nothing herein contained shall be construed to prevent such remedy or combination of remedies as Employer may elect to invoke. The failure of Employer to promptly institute legal action upon any breach of this Section 6 shall not constitute a waiver of that breach or any other breach hereof.

      7. Covenant Not to Compete. Employee agrees that, during Employee's employment, Employee will not directly or indirectly compete with Employer in any way, and that Employee will not act as an officer, director, employee, consultant, shareholder, lender or agent of any other entity which is engaged in any business of the same nature as, or in competition with, the business in which Employer is now engaged or in which Employer becomes engaged during the term of Employee's employment, or which is involved in science or technology which is similar to Employer's science or technology. During Employee's employment, and for a period of one (1) year thereafter, Employee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Employer or any subsidiary of Employer to leave the employ of Employer or such subsidiary, or in any way interfere with the relationship between the Employer or any subsidiary at any time; or (ii) induce or attempt to induce any customer, supplier, licensee, licensor or other party which has a contractual relationship with Employer or its subsidiaries or affiliates to cease doing business with Employer or any such subsidiary (including, without limitation, making any negative statements or communications about Employer or its affiliates).

      8. Stock Options. Simultaneous with the execution of this Agreement, Employer and Employee will enter into a written stock option agreement substantially in the form attached hereto as Exhibit C, pursuant to which Employee will be granted an incentive stock option for 290,000 shares of the Company's Common Stock, exercisable at $0.075 per share and vesting twenty-five percent (25%) as of the first anniversary of the Commencement Date and in equal monthly installments thereafter.

      9.    General Provisions.


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            9.1   Amendments. No amendment or modification of the terms or
conditions of this Agreement shall be valid unless in writing and signed by both parties hereto. There shall be no implied-in-fact contracts modifying the terms of this Agreement.

            9.2 Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties with respect to the employment of Employee.

            This Agreement supersedes all prior agreements, understandings, negotiations and representation with respect to the employment relationship including, but not limited to the Memorandum dated April 26, 1996, containing proposed terms and conditions for hiring Employee.

            9.3 Successors and Assigns. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Employee shall not be entitled to assign any of Employee's rights or obligations under this Agreement.

            9.4 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

            9.5 Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

            9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            9.7 Choice of Law. This Agreement shall be governed and construed in accordance with the laws of California.

            9.8 Jurisdiction and Venue. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, Employer and Employee specifically consent and agree that:

                  (a) the courts of the State of California and/or the United States Federal Courts located in the State of California shall have exclusive jurisdiction over each of the parties and such proceedings; and


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                  (b)   the venue of any such action shall be in San Diego
County, California and/or the United States District Court for the Southern District of California.

      10. Employee's Representations. Employee represents and warrants that Employee (i) is free to enter into this Agreement and to perform each of the terms and covenants contained herein, (ii) is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and (iii) will not be in violation or breach of any other agreement by reason of Employee's execution and performance of this Agreement.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates first set forth above.

                                       EMPLOYER:

                                       COMBICHEM, INC., a California corporation



                                       By: /s/ Peter Myers
                                           -------------------------------------
                                       Its: President and CEO
                                            ------------------------------------

                                       EMPLOYEE:

                                       LEE R. MCCRACKEN


                                       /s/ Lee R. McCracken
                                       -----------------------------------------
                                                   (Signature)

                                       Address:
                                       410 Flint Avenue
                                       -----------------------------------------
                                       Long Beach, CA  90814
                                       -----------------------------------------


                    [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]


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                                    EXHIBIT A

                    LIST OF PRIOR INVENTIONS (SECTION 6.2.3)


None, other than the following: N/A
                                ------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


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
                                    EXHIBIT B

                         LIMITED EXCLUSION NOTIFICATION

      THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Employer does not require you to assign or offer to assign to Employer inventions that you developed entirely on your own time without using Employer's equipment, supplies, facilities or trade secret information except for those inventions that either:

      (1) Relate at the time of conception or reduction to practice of the invention to Employer's business, or Employer's actual or demonstrably anticipated research or development.

      (2)   Result from any work performed by you for Employer.

      To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

      This limited exclusion does not apply to any patent or invention covered by a contract between Employer and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

      I ACKNOWLEDGE RECEIPT of a copy of this notification.



                                       By: /s/ Lee R. MCCracken
                                           ------------------------------------


                                       -----------------------------------------

                                       Dated: 5/13/96
                                              ----------------------------------
Witnessed by:

        /s/ Bobbie J. Bosley
----------------------------------

        Bobbie J. Bosley
----------------------------------
(Printed Name of Representative)

Dated: 5/13/96
       ---------------------------


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
                                    EXHIBIT C

                             STOCK OPTION AGREEMENT


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
                                 COMBICHEM, INC.

                             STOCK OPTION AGREEMENT


                                    RECITALS

      A. The Board of Directors of the Corporation has adopted the CombiChem, Inc. 1995 Stock Option/Stock Issuance Plan (the "Plan") for the purpose of attracting and retaining the services of persons who contribute to the growth and financial success of the Corporation.

      B. Optionee is a person who the Plan Administrator believes has and will contribute to the growth and financial success of the Corporation and this Agreement is executed pursuant to and is intended to carry out the purposes of the Plan.

                                    AGREEMENT

      NOW, THEREFORE, it is hereby agreed as follows:

      1. GRANT OF OPTION. Subject to and upon the terms and conditions set forth in this Agreement, the Corporation hereby grants to Optionee, as of the grant date (the "Grant Date") specified in the accompanying Notice of Grant of Stock Option (the "Grant Notice"), a stock option to purchase up to that number of shares of the Corporation's Common Stock (the "Option Shares") as is specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term at the option price per share (the "Option Price") specified in the Grant Notice.

      2. OPTION TERM. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall expire at the close of business on the expiration date (the "Expiration Date") specified in the Grant Notice, unless sooner terminated in accordance with Paragraph 5, 6 or 17.

      3. LIMITED TRANSFERABILITY. This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution following Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee.

      4. DATES OF EXERCISE. This option may not be exercised in whole or in part at any time prior to the time the Plan is approved by the Corporation's shareholders in accordance with Paragraph 17. Provided such shareholder approval is obtained, this option shall thereupon become exercisable for the Option Shares in one or more installments as is specified in the Grant Notice. As the option becomes exercisable in one or more installments, the installments shall accumulate and the option shall remain exercisable for such installments until the Expiration Date or the sooner termination of the option term under Paragraph 5 or Paragraph 6 of this Agreement.

      5. ACCELERATED TERMINATION OF OPTION TERM. Unless extended by the Plan Administrator in its sole discretion, the option term specified in Paragraph 2 shall terminate (and this option shall cease to be exercisable) prior to the Expiration Date should any of the following provisions become applicable:

            (i) Except as otherwise provided in subparagraph (ii) or (iii) below, should Optionee cease to remain in Service while this option is outstanding, then the period for exercising this option shall be reduced to a three (3)-month period commencing with the date of such cessation of Service, but in no event shall this option be exercisable at any time after the Expiration Date. Upon the expiration of such three (3)-month period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

            (ii) Should Optionee die while this option is outstanding, then the personal representative of the Optionee's estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the law of descent and distribution shall have the right to exercise this option. Such right shall lapse and this option shall cease to be exercisable upon the earlier of (A) the expiration of the twelve (12) month period measured from the date of Optionee's death or (B) the Expiration Date. Upon the expiration of such twelve (12) month period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

            (iii) Should Optionee become permanently disabled and cease by reason thereof to remain in Service while this option is outstanding, then the Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date. Optionee shall be deemed to be permanently disabled if Optionee is unable to engage in any substantial gainful activity for the Corporation or the parent or subsidiary corporation retaining his/her services by reason of any medically determinable physical or mental impairment, which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve
      (12) months. Upon the expiration of such limited period of exercisability or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

            (iv) During the limited period of exercisability applicable under subparagraph (i), (ii) or (iii) above, this option may be exercised for any or all of the Option Shares for which this option is, at the time of the Optionee's cessation of Service, exercisable in accordance with the exercise schedule specified in the Grant Notice and the provisions of Paragraph 6 of this Agreement.

            (v) For purposes of this Paragraph 5 and for all other purposes under this Agreement:

            A. The Optionee shall be deemed to remain in SERVICE for so long as the Optionee continues to render periodic services to the Corporation or any parent or subsidiary corporation, whether as an Employee, a non-employee member of the board of directors, or an independent contractor or consultant.

            B. The Optionee shall be deemed to be an EMPLOYEE of the Corporation and to continue in the Corporation's employ for so long as the Optionee remains in the employ of the Corporation or one or more of its parent or subsidiary corporations, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

            C. A corporation shall be considered to be a SUBSIDIARY corporation of the Corporation if it is a member of an unbroken chain of corporations beginning with the Corporation, provided each such corporation in the chain (other than the last corporation) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            D. A corporation shall be considered to be a PARENT corporation of the Corporation if it is a member of an unbroken chain ending with the Corporation, provided each such corporation in the chain (other than the Corporation) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      6.    SPECIAL TERMINATION OF OPTION.

      A. This Option, to the extent not previously exercised, shall terminate and cease to be exercisable upon the consummation of one or more of the following shareholder- approved transactions (a "Corporate Transaction") unless this Option is expressly assumed by the successor corporation or parent thereof:

            (i) a merger or consolidation in which the Corporation is not the surviving entity,

            (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets, or

            (iii) any transaction (other than an issuance of shares by the Corporation for cash) in or by means of which one or more persons acting in concert acquire, in the aggregate, more than 50% of the outstanding shares of the stock of the Corporation.

      B. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

      7.    ADJUSTMENT IN OPTION SHARES.

      A. In the event any change is made to the Corporation's outstanding Common Stock by reason of any stock split, stock dividend, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made to (i) the total number of Option Shares subject to this option,
(ii) the number of Option Shares for which this option is to be exercisable from and after each installment date specified in the Grant Notice and (iii) the Option Price payable per share in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

      B. If this option is to be assumed in connection with a Corporate Transaction described in Paragraph 6 or is otherwise to remain outstanding, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issuable to the Optionee in the consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Option Price payable per share, provided the aggregate Option Price payable hereunder shall remain the same.

      8. PRIVILEGE OF STOCK OWNERSHIP. The holder of this option shall not have any of the rights of a shareholder with respect to the Option Shares until such individual shall have exercised the option and paid the Option Price.

      9.    MANNER OF EXERCISING OPTION.

      A. In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, the Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

            (i) Execute and deliver to the Secretary of the Corporation a stock purchase agreement (the "Purchase Agreement") in substantially the form of Exhibit B to the Grant Notice.

            (ii) Pay the aggregate Option Price for the purchased shares in one or more forms approved under the Plan.

            (iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option, if other than Optionee, have the right to exercise this option.

      B. Should the Corporation's outstanding Common Stock be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act") at the time the option is exercised, then the Option Price may also be paid as follows:

            (i) in shares of Common Stock held by the Optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at fair market value on the Exercise Date; or

            (ii) through a special sale and remittance procedure pursuant to which the Optionee is to provide irrevocable written instructions (a) to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option Price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Corporation by reason of such purchase and (b) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to effect the sale transaction.

      C. For purposes of this Agreement, the Exercise Date shall be the date on which the executed Purchase Agreement shall have been delivered to the Corporation, and the fair market value of a share of Common Stock on any relevant date shall be determined in accordance with subparagraphs (i) through
(iii) below:

            (i) If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded on the NASDAQ National

      Market System, the fair market value shall be the closing selling price of one share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers through its NASDAQ system or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of fair market value.

            (ii) If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

            (iii) If the Common Stock at the time is neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, or if the Plan Administrator determines that the value determined pursuant to subparagraphs (i) and (ii) above does not accurately reflect the fair market value of the Common Stock, then such fair market value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

      D. As soon after the Exercise Date as practical, the Corporation shall mail or deliver to Optionee or to the other person or persons exercising this option a certificate or certificates representing the shares so purchased and paid for, with the appropriate legends affixed thereto.

      E.    In no event may this option be exercised for any fractional shares.

      10.   COMPLIANCE WITH LAWS AND REGULATIONS.

      A. The exercise of this option and the issuance of Option Shares upon such exercise shall be subject to compliance by the Corporation and the Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which shares of the Corporation's Common Stock may be listed at the time of such exercise and issuance.

      B. In connection with the exercise of this option, Optionee shall execute and deliver to the Corporation such representations in writing as may be requested by the Corporation in order for it to comply with the applicable requirements of Federal and State securities laws.

      11. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraph 3 or 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the successors and assigns of the Corporation.

      12.   LIABILITY OF CORPORATION.

      A. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without shareholder approval be issued under the Plan, then this option shall be void with respect to such excess shares, unless shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of Article IV, Section 3, of the Plan.

      B. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

      13. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation in care of the Corporate Secretary at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

      14. LOANS. The Plan Administrator may, in its absolute discretion and without any obligation to do so, assist the Optionee in the exercise of this option by (i) authorizing the extension of a loan to the Optionee from the Corporation or (ii) permitting the Optionee to pay the option price for the purchased Common Stock in installments over a period of years. The terms of any such loan or installment method of payment (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Plan Administrator in its sole discretion.

      15. CONSTRUCTION. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

      16. GOVERNING LAW. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

      17. SHAREHOLDER APPROVAL. The grant of this option is subject to approval of the Plan by the Corporation's shareholders within twelve (12) months after the adoption of the Plan by the Board of Directors. Notwithstanding any provision of this Agreement to the contrary, this option may not be exercised in whole or in part until such shareholder approval is obtained. In the event that such shareholder approval is not obtained, then this option shall thereupon terminate in its entirety and the Optionee shall have no further rights to acquire any Option Shares hereunder.

      18. ADDITIONAL TERMS APPLICABLE TO AN INCENTIVE STOCK OPTION. In the event this option is designated an incentive stock option in the Grant Notice, the following terms and conditions shall also apply to the grant:

      A. This option shall cease to qualify for favorable tax treatment as an incentive stock option under the Federal tax laws if (and to the extent) this option is exercised for one or more Option Shares: (i) more than three (3) months after the date the Optionee ceases to be an Employee for any reason other than death or permanent disability (as defined in Paragraph 5) or (ii) more than one (1) year after the date the Optionee ceases to be an Employee by reason of permanent disability.

      B. Should this option be designated as immediately exercisable in the Grant Notice, then this option shall not become exercisable in the calendar year in which granted if (and to the extent) the aggregate fair market value (determined at the Grant Date) of the Corporation's Common Stock for which this option would otherwise first become exercisable in such calendar year would, when added to the aggregate fair market value (determined as of the respective date or dates of grant) of the Corporation's Common Stock for which this option or one or more other incentive stock options granted to the Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or its parent or subsidiary corporations) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. To the extent the exercisability of this option is deferred by reason of the foregoing limitation, the deferred portion will first become exercisable in the first calendar year or years thereafter in which the One Hundred Thousand Dollar ($100,000) limitation of this Paragraph 18.B would not be contravened.

      C. Should this option be designated as exercisable in installments in the Grant Notice, then no installment under this option (whether annual or monthly) shall qualify for favorable tax treatment as an incentive stock option under the Federal tax laws if (and to the extent) the aggregate fair market value (determined at the Grant Date) of the Corporation's Common Stock for which such installment first becomes exercisable hereunder will, when added to the aggregate fair market value (determined as of the respective date or dates of grant) of the Corporation's Common Stock for which one or more other incentive stock options granted to the Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any parent or subsidiary corporation) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate.

      19. WITHHOLDING. Optionee hereby agrees to make appropriate arrangements with the Corporation or parent or subsidiary corporation employing Optionee for the satisfaction of all Federal, State or local income tax withholding requirements and Federal social security employee tax requirements applicable to the exercise of this option.